Exhibit 99
FOR IMMEDIATE RELEASE

Contact:    Media Relations
        507-434-6352
        media@hormel.com

Hormel Foods Announces Retirement of Deanna Brady, Executive Vice President, Retail, after 28 Years of Distinguished Leadership
John Ghingo, former president of Applegate, rejoining the company as her successor

AUSTIN, Minn., (August 19, 2024) – Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, today announces the retirement of Deanna Brady, executive vice president, Retail, at the end of the fiscal year on Oct. 27, 2024. During nearly three decades of distinguished service to Hormel Foods, she successfully led teams across both the foodservice and retail lines of business and served as a key architect of the company’s results-driven, high-performing culture.

The company also announces the return of John Ghingo, who will join Hormel Foods on Sept. 2, 2024, and assume leadership of the Retail segment on Oct. 28, 2024. Ghingo is well known to Hormel Foods, having served as president of Applegate Farms, LLC from 2018 through 2022. He is an accomplished business leader with extensive experience in the consumer packaged goods industry and has a proven track record of driving brand growth.

“Deanna’s leadership, passion for change and unwavering commitment to both our business and community have left an indelible mark on Hormel Foods. She has guided numerous businesses to record growth and has managed multi-billion-dollar divisions. While her business achievements are impressive, it is the culture that she has built that will continue to inspire us. Her impact will be felt long after she steps into this well-deserved next chapter,” said Jim Snee, chairman of the board, president and chief executive officer at Hormel Foods.

“I am delighted to welcome John back to Hormel Foods. He is a dynamic leader known for building strong teams and strong brands. I am confident that John is the ideal person to drive continued focus, innovation and growth within the Retail segment, aligned with our strategic priorities. His deep expertise in the consumer packaged goods space, coupled with his understanding of our business, positions him perfectly for success,” Snee continued.

About Deanna Brady
Brady began her career with Hormel Foods in September 1996 as a Foodservice territory manager in Wilkes-Barre, Penn., and held various Foodservice sales positions throughout the United States. She was promoted to Foodservice regional manager in Los Angeles, Calif., in 2003, and promoted to vice president, Foodservice sales in 2007. She advanced to group vice president, Foodservice, in 2015 and executive vice president of the company’s former Refrigerated Foods division in 2019. She assumed her current position in 2022.

Brady is a graduate of California Polytechnic State University (San Luis Obispo, Calif.), where she received a Bachelor of Science in dietetics and food administration. She is a registered dietitian.

About John Ghingo
After his tenure at Applegate, Ghingo served as the chief executive officer of a better-for-you snacking company owned by private equity firm Kainos Capital. Prior to Applegate, Ghingo served as the president of plant-based foods and beverages at The WhiteWave Foods Company, where he led the Silk and So Delicious Dairy Free brands. Before joining WhiteWave, he spent more than 15 years at Mondelēz International where he held numerous leadership roles in marketing and general management, supporting well-known brands such as Oreo, Planters, Cadbury and Trident.

Ghingo graduated from the University of Notre Dame and earned his MBA from the Stern School of Business at New York University.

Exhibit 99
ABOUT HORMEL FOODS — Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $12 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, Skippy®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly®, Hormel® Black Label®, Columbus®, Jennie-O® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of the best companies to work for by U.S. News & World Report, one of America’s most responsible companies by Newsweek, recognized on Fast Company’s list of the 100 Best Workplaces for Innovators, has appeared on the “100 Best Corporate Citizens” list by 3BL Media 13 times, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit hormelfoods.com.